Exhibit 23.5

15 April 2025

To whom it may concern

Dear Sir(s)/Madam(s)

CONSENT RELATING TO THE INCLUSION OF THE AUDITED FINANCIAL STATEMENTS OF CILO CYBIN HOLDINGS LIMITED FOR THE YEAR ENDED 31 MARCH 2024

I, Johandre Engelbrecht, a Director of Nexia SAB&T, hereby consent to the inclusion of the audited annual financial statements of Cilo Cybin Holdings Limited for the year ended 31 March 2024, on which an independent auditor’s report dated 11 June 2024 was issued, in the Form F-4 prospectus filing on behalf of Alps Global Holding Pubco.

Please note, we have not been engaged to provide any assurance on the prospectus of Alps Global Holding Pubco or its content and have not reviewed the information included in the prospectus, specifically insofar as it relates to Cilo Cybin Holdings Limited’s March 2024 audited annual financial statements.

Our independent auditor’s report dated 11 June 2024 was issued in relation to the annual statutory audit of Cilo Cybin Holdings Limited in accordance with the requirements of the Companies Act of South Africa, which is available on the Cilo Cybin Holdings Limited’s website.

The above noted consent of inclusion of the audited annual financial statements of Cilo Cybin Holdings Limited for the year ended 31 March 2024 is subject to consent from the Board of Directors of Cilo Cybin Holdings Limited.

Yours faithfully

/s/ Nexia SAB&T

Johandre Engelbrecht

Director